KOHL'S CORPORATION REPORTS OCTOBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - November 1, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended October 27, 2012 total sales increased 4.6 percent and comparable store sales increased 3.3 percent over the four-week month ended October 29, 2011. For the third quarter, total sales increased 2.6 percent and comparable store sales increased 1.1 percent. Year to date, total sales increased 1.2 percent and comparable store sales decreased 0.5 percent.
			% Change .
	Total Sales .		Total Sales .		Comparable Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
October	$ 1,392	$ 1,331	4.6%	5.6%	3.3%	4.0%
Quarter	$ 4,490	$ 4,376	2.6%	3.8%	1.1%	2.1%
Year to Date	$12,937	$12,786	1.2%	3.5%	(0.5%)	1.7%

For the month, the Midwest was the strongest region and Children's was the strongest line of business. Additional comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, November 1, 2012 until 8:30 pm ET on Friday, November 2, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

The Company also announced today that beginning with its 2013 fiscal year it would align with the wishes of its investors and the practice of the majority of its retail peers and no longer report monthly sales. The Company will report its sales results quarterly in conjunction with its quarterly earnings release.

The Company operates 1,146 stores in 49 states, compared to 1,127 stores at the same time last year.

Third Quarter 2012 Earnings

The Company will report third quarter 2012 earnings at 7:00 a.m. ET on Thursday, November 8, 2012. The Company will host a conference call at 8:30 am ET on November 8, which can be accessed by dialing (706) 902-0486 and referencing Conference ID 15140640, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,146 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook  http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464